Exhibit 10.1

Separation Agreement

1)	People and organizations covered by this Agreement. In this Agreement, “you” (and your” in the possessive form) means Brien Ragle, his heirs, administrators and assigns. “We” or “us” (and “our” in the possessive form) means IsoRay, Inc., its predecessors, successors, assigns, divisions, affiliates, subsidiaries and related corporations, and all past and present officers, directors, employees, shareholders, insurers, attorneys, fiduciaries, and agents of IsoRay, Inc. and its subsidiaries (in both their individual and representative capacities). “Agreement” means this Separation Agreement.

2)	Issues and claims you are giving up. You agree that in exchange for the payments and benefits listed in paragraph (3) below, this Agreement settles any and all issues and claims that you have against us in any way related to your employment with or separation from employment with us, according to the terms in this Agreement. By signing this Agreement you voluntarily, knowingly and completely release us from any and all such claims. Those claims are therefore completely extinguished. In exchange for the payments and benefits described in paragraph (3) below, you are giving up:

a)	All legal and equitable rights arising out of your employment or separation from employment with us. This includes but is not limited to any and all liabilities and claims, direct or indirect, under any local, state or federal authority. This includes but is not limited to city, county, Washington and federal statutes, regulations, executive orders, ordinances and common law dealing with the enforcement of the rights of employees.

b)	Any and all wage claims, claims of discrimination, demands, damages, causes of action and suit, claims for compensation, attorney’s fees and expenses on account of or in any way arising out of your employment or separation from employment with us, on or before the effective date of this Agreement.

c)	Although this is not a complete list, here are examples of the specific types of claims you are giving up: Claims under federal law such as the Age Discrimination in Employment Act (ADEA) as amended by the Older Worker Benefits Protection Act (OWBPA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the Family and Medical Leave Act (FMLA), the Genetic Information Nondiscrimination Act (GINA), Title VII of the Civil Rights Act (relating to protection from discrimination, harassment, and retaliation on the basis of race, color, religion, sex, or national origin), the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act (NLRA), the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act (WARN Act), and the Uniformed Services Employment and Reemployment Rights Act (USERRA); claims under state law such as the Washington Law Against Discrimination (WLAD), the Washington Family Leave Act, the Washington Family Care Act, the Washington Minimum Wage Act, other Washington employment laws found in RCW Title 49, and related Washington regulations; common law torts (including but not limited to intentional or negligent infliction of emotional distress and invasion of privacy) and any claims or causes of action arising out of any express or implied written or oral communication that we have made.

d)	The right to seek monetary relief. However, nothing in this Agreement prohibits you from filing a charge or complaint with a government agency, including a challenge to the validity of the waiver provision of this Agreement. For example, signing this Agreement does not prevent you from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission (EEOC), or participating in any investigation conducted by the EEOC, but you would not be able to collect any money for yourself. Additionally, nothing in this Agreement waives or limits your claims or rights under any and all of our applicable insurance policies, entitlement to the utilization or benefit of any exculpation provisions in our corporate documents, or right to indemnification and/or advancement of defense expenses pursuant to our articles, bylaws, indemnification agreements, or other applicable statute or common law.

3)	What you will receive in exchange for the claims you are giving up. The payments and benefits that you will receive in exchange for giving up the claims described above in paragraph (2) are described here. Payment will be in the form of a check, which will be directly deposited into your designated checking or savings account. After the effective date of this Agreement, you will be entitled to:

a)	Severance pay: A payment in the amount of $86,019.30, minus required withholdings, to be paid in equal installments on our fifteen (15) regularly scheduled payroll dates following the effective date of the Agreement. This will be reported to the IRS as wages on your Form W-2.

b)	Health benefits: A payment in the amount of $12,973.95, minus required withholdings, to be paid in equal installments on our fifteen (15) regularly scheduled payroll dates following the effective date of the Agreement, which is intended to help you with paying for health insurance premiums. This will be reported to the IRS as wages on your Form W-2.

c)	Letter of recommendation: The letter of recommendation included as Attachment B.

4)	Stock options. Subject to the Non-Qualified Stock Option Agreements and the various IsoRay, Inc. Stock Option Plans pursuant to which the options were granted, you have the six-month period starting January 16, 2017 (other than those that expire earlier under their original terms), set forth in each option to exercise them before they expire except for the unvested options which terminated as of your date of resignation on January 16, 2017. Notwithstanding this six-month period, we are willing to extend your exercise period for vested options to purchase 6,666 shares of common stock issued pursuant to the 2014 Plan to January 16, 2018.

5)	Tax withholding and reporting. We will report payment(s) to the tax authorities as required by law. For wages, we will also make the required withholdings and deductions in accordance with legal requirements before issuing a payment to you. This means that your actual “take-home” pay will be less than the amount designated as wages in paragraph 3 above, because we will need to take out the required withholdings and deductions (such as income taxes). The wage payment(s) indicated above will be included on the W-2 form(s) that you will receive from us. You understand and acknowledge that we are not providing tax advice to you. You further agree to hold harmless and indemnify us from any claims, liens, assessments and taxes that may attach to the proceeds of this Agreement. (In other words, if we have to pay additional amounts to other people or organizations as a result of this Agreement, you will reimburse us and pay our expenses, such as attorney’s fees.)

6)	Status of the wages you have earned. You agree that once you receive all payments described in this Agreement, you will have received all wages due and owing to you for services through the date of separation from employment, in a timely manner, in accordance with the federal Fair Labor Standards Act and Washington state law. “Wages” includes regular and overtime pay, commissions, bonuses, and any accrued but unused vacation, less required withholding. You will not earn any more vacation or other benefits after the date of separation from employment. You acknowledge and agree that no other compensation is owed to you.

7)	Separation date. You agree that your date of separation from employment will be January 16, 2017.

8)	We will go our separate ways. You relinquish any and all rights regarding recall, reinstatement or reemployment. You also agree that you will not seek employment with us at any future date.

9)	Signing this Agreement does not mean that anyone did anything wrong. It is hereby acknowledged, understood and agreed that neither you nor we admit any wrongdoing or liability of any sort, and that this Agreement is made to end any issue with respect to any claim you have, or believe you have, against us. You agree that we are providing the payments and benefits referred to in paragraph 3 voluntarily. We are not obligated by any Company policy or commitment, or any other obligation, express or implied, to give you the payments and benefits described in paragraph 3, except as provided in this Agreement.

10)	This Agreement will give us a complete defense to a lawsuit. If you sue in court or file a complaint about any employment-related claim or entitlement against us, we will respond that this Agreement gives us a complete defense.

11)	Communications and consultation regarding ongoing litigation. During our ongoing securities class litigation and other litigation that arises, if any, you agree to make yourself available for reasonable communications and consultations that we may need from time to time, provided, however, that these communications and consultations do not unduly interfere with your other business or personal arrangements.

12)	Statements about us. You promise not to make statements that may adversely affect our reputation, business prospects, or future or existing business relationships, except to the extent that you are exercising your rights under state or federal laws, or to the extent you are responding to prospective employers’ inquiries about your previous employment. If you violate this paragraph or any other portion of this Agreement, you may be subject to legal action.

13)	Confidential and proprietary information. During your employment you were expected to keep our confidential and proprietary information confidential. Under the terms of this Agreement, you agree to continue to keep our confidential and proprietary information confidential. You also agree to permanently remove any such information, whether in print or electronic form, that may be in your possession (e.g., on your home computer, mobile device, etc.) and return it to us. Confidential and/or proprietary information is information relating to our business or our operations and/or the products, drawings, plans, processes, or other data that provides us with a competitive advantage and is not common knowledge to the public. Confidential and proprietary information includes, but is not limited to: trade secrets, customer lists, production and sales processes, inventions, financial information, personnel issues, employee medical information, or any other information that is not to be disclosed outside the of us or to employees within us who do not have a business need to know. This restriction does not apply to information which is or becomes public knowledge through the authorized release of information. After your separation date, we may give you access to confidential and proprietary information to allow you to comply with paragraph 11), but this information can only be used for the limited purpose of complying with paragraph 11) and remain confidential and proprietary at all times.

14)	Documents and property. All documents and other tangible property relating in any way to the business that you developed or that came into your possession during your employment is our property. On or before January 17, 2017, you agree to return all our property including all keys and card key badges to our buildings or property, our equipment, and our documents and papers, including but not limited to trade secrets or confidential and proprietary information. After your separation date, we may give you access to our documents and property to allow you to comply with paragraph 11), but these items can only be used for the limited purpose of complying with paragraph 11) and remain our documents and property at all times. You will not access or attempt to access, directly or indirectly, in any manner whatsoever, our electronic equipment, network or files, including without limitation our email and voicemail systems, our electronic document storage and retrieval systems, and our computer network servers and related equipment.

15)	You should consult an attorney. You acknowledge, represent and agree that you have carefully read and reviewed the terms of this Agreement. You are advised to review the terms of this Agreement with an attorney of your choice. By signing this Agreement, you declare that you fully understand the final and binding effects of this Agreement and that you sign this Agreement of your own free will for the purpose of making a full settlement and release.

16)	ADEA notice—you have time to consider this Agreement. You acknowledge that in accordance with the Age Discrimination in Employment Act (ADEA), as amended by the Older Worker Benefits Protection Act (OWBPA), we have offered you at least twenty-one (21) calendar days to consider signing this Agreement. After signing this Agreement, you will have seven (7) additional calendar days as provided by the OWBPA in which to revoke this Agreement. This Agreement is not effective or enforceable until the eighth (8th) calendar day following the date that you sign it.

17)	Effective date and scope of the Agreement. This Agreement is effective on the eighth (8th) calendar day following the date that you sign it and reflects the entire agreement between you and us relating to the subject matter contained here. This Agreement supersedes any and all prior or contemporaneous oral or written understandings, statements, contracts, representations or promises related to your employment relationship with us or separation from that employment. The only exception is that this Agreement does not affect any vested pension rights to which you may be entitled under the terms of any of our sponsored pension plan (e.g., 401(k) or defined benefit plan). Other than any such vested pension benefits, you agree that you have no entitlement to any other compensation, benefits or employment rights, except as provided in this Agreement. This Agreement will be construed in accordance with and governed by the laws of the state of Washington. If a court declares any part of this Agreement to be unenforceable, the remaining terms and conditions will not be affected and will remain in full force and effect. Any action or proceeding concerning this Agreement shall be commenced in Benton County, Washington and the parties irrevocably consent to personal jurisdiction and venue in Benton County, Washington.

18)	Consequences if you or we breach this Agreement. You and we understand and agree that a breach or violation of the terms of this Agreement may cause economic or other damage to the other party. If you breach the Agreement, then we will have the right to go to court to seek money from you to pay for our losses and/or a court order (injunction) to stop you from breaching the Agreement. You have the same right to go to court and seek money or a court order if we breach the Agreement. If either you or we go to court in connection with this Agreement or its breach, the winner (prevailing party) will be entitled to reimbursement for the winner’s reasonable costs and attorney’s fees. If we determine that you have violated or have not satisfied any obligation imposed upon you under this Agreement, we, in addition to any other rights or remedies which we may possess, and without prejudice thereto, may terminate our obligation to provide the benefits set forth in Section 3), above, by submitting written notice to you of such termination. In such an event, and upon written demand from us therefor, you also will immediately remit to us the value of the benefits that we provided to you under Section 3), above, prior to such determination.

19)	Revocation of this offer. We are making this offer based on certain expectations, and if we learn that those expectations are wrong, then we reserve the right to revoke this offer at any time before providing the payments and benefits described in paragraph 3. Even during the time that this Agreement is not yet effective, we expect that you will comply with the terms of paragraph 12) (which covers the topic of not disparaging us), and paragraph 13) (which covers the topic of confidential and proprietary information). We also expect that you have not engaged in undisclosed criminal behavior or serious misconduct that, had we known about it, would have resulted in termination of employment without the payments and benefits offered in paragraph 3).

Signature of Employee /s/ Brien Ragle

Date 2/27/17

Signature of Company Representative /s/ Jennifer Streeter

Title VP of HR            Date 2/28/17

Attachment A

OPTIONAL WAIVER OF CONSIDERATION PERIOD

FOR SEPARATION AGREEMENT

I, Brien Ragle, have given careful consideration to the “Separation Agreement” (the Agreement) which I was given on February 24, 2017. I have had an opportunity to consult the attorney of my choice regarding the specific terms of the Agreement. I understand that I have twenty-one (21) days to consider signing the Agreement; however, I wish to sign the Agreement early in order to speed up the process. I understand that I will still have seven (7) calendar days to revoke the Agreement after signing, and the Agreement will not be effective until the eighth (8th) calendar day after I sign. I hereby agree to this early waiver of the consideration period and sign this waiver and the Agreement of my own free will and with a full and complete understanding of my decision.

Signature /s/ Brien Ragle

Date 2/27/17

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